LICENSE AGREEMENT

THIS AGREEMENT made and effective as of the date of last signing (herein the “Effective Date”) by and between Nanosenors, Inc. (herein “LICENSEE”), having a principal place of business at 1800 Wyatt Drive, Suite 2, Santa Clara, CA 95054, and POSTECH(herein “LICENSOR”), having a principal place of business in Pohang University of Science and Technology (POSTECH) at San31, Nam-Gu, Hyoja-Dong, Pohang, Gyungbook, 790-784, South Korea. LICENSEE and LICENSOR are each a “party”, and may collectively be referred to as the “parties.”

INTRODUCTION

1.	WHEREAS, LICENSOR has developed and is continuing research in the area of the Technology, as defined in Paragraph 1.1 of this Agreement; and

2.	WHEREAS, LICENSEE desires to obtain certain rights in and to the Technology; and

3.	WHEREAS, LICENSEE and LICENSOR mutually desire to formalize an agreement which delineates their respective rights and obligations with respect to the Technology.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, LICENSOR and LICENSEE agree as follows:

ARTICLE 1 - DEFINITIONS

In the terms defined and used herein, the singular shall include the plural and vice versa. Terms in this Agreement (other than names of parties and Article headings) which are set forth in upper case letters have the meanings established for such terms in this Article 1.

1.1
“Technology” means LICENSOR Invention Korea Patent Application No. 2005-117687“FET 凐䏨 㼣䉼㡰 厀㉤ 㻄㻤, 刈㢨 㟤㞐 䏗䍫 䏱 刈䚄& amp; #160;㢌㥗⪤ 㼣䉼㡰 厀㉤ 䏗䍫”describing the improvement of increased sensitivity in detection by the effect relating with Schottky contact region and a second planned patent application which will describe the process for fabricating a single nanowire device. A copies are presented as exhibits in Appendice A and B once this Agreement is signed by Parties. Technology shall also mean, for the purposes of this Agreement, any Improvements or modifications to the Technology as it exists on the Effective Date, but subject to Section 2.6.

1.2	“Know-how” means the data and information embodied in or required to enable the Technology.

1.3
“Patents” means any and all patent applications (including any amendments or extensions to the initial applications) filed in any country of the world by or on behalf of LICENSOR claiming the Technology and/or any patents maturing from such patent applications. Patents and patent applications claiming the technology at the time of execution of this Agreement include, without limitation, Korea patent application No.2005-117687 titled “ FET 凐䏨 㼣䉼㡰 厀㉤ 㻄㻤, 刈㢨 㟤㞐 䏗䍫 䏱 刈䚄& amp; #160;㢌㥗⪤ 㼣䉼㡰 厀㉤ 䏗䍫”, filed __December, 2005.

1.5
“Adjusted Gross Sales” means the aggregate gross revenues derived by LICENSEE and its Affiliates from the sale of Products and Services to, and practice of Processes for, an unaffiliated third party in an arms length commercial transaction, less credits granted on account of price adjustments, recalls, rejection or return of items previously sold.

1.6	“Product” means any and all products offered or sold by or on behalf of the LICENSEE embodying or practicing the Technology, Know-how and/or the Patents.

1.7	“Process” means any and all processes embodying or practicing the Technology, Know-how and/or the Patents.

1.8	“Service” means any and all services offered or sold by or on behalf of the LICENSEE embodying or practicing the Technology, Know-how and/or the Patents.

1.9	“Term” means the period beginning on the Effective Date and extending to the expiration of the last to expire of the Patents, or until Fifteen (15) years after the Effective Date, whichever is longer.

1.10	“Field” means use of the Technology (and Know-how) limited to detection of Homeland Security and Environmental Protection Agency applications

1.11	“Territory” means worldwide.

1.12
“Improvement” means (a) divisionals of the Patents, (b) any continuations of the Patents deriving from inventions made within the Term (i) in the course of research at LICENSOR supported by LICENSEE hereunder, or (ii) conceived or first reduced to practice by LICENSOR employees while conducting work for the LICENSEE under a private agreement that is disclosed to and approved by LICENSOR consistent with the then current LICENSOR policy on outside work for pay, and (c) all derivative works, discoveries and/or inventions, whether patentable or not, made by the parties, acting alone or jointly, that constitutes a modification, enhancement, extension or improvement of the Technology.

1.13
“Affiliate” means any LICENSEE, corporation or business which is at least fifty percent owned or controlled by LICENSEE, or which owns or controls at least fifty percent of LICENSEE, or which together with LICENSEE is commonly owned or controlled by a third party who owns or controls at least fifty percent of each.

1.14	“Government” means the United States Government.

1.17
“Sublicensing Revenues” means any and all payments, royalties and other consideration collected by LICENSEE from its subLICENSEEs in connection with the sale, license or other commercial disposition of Products, Processes or Services by such subLICENSEEs.

ARTICLE 2 - LICENSES GRANTED AND RIGHTS RETAINED

2.1
LICENSOR hereby grants to LICENSEE during the Term of this Agreement an exclusive license within the Territory, limited to the Field, with the right to sublicense, to make, modify, reproduce, have made, lease, use, distribute, market, promote, sell, offer for sale, license and otherwise dispose of and exploit the Products, practice the Processes, and offer the Services under the Technology, the Know-how and/or the Patents.

2.2
The exclusive license specified in Paragraphs 2.1 is subject to a reserved right of LICENSOR to utilize the Technology, Know-how, and/or the Patents solely for the non-commercial research and educational purposes of LICENSOR.

2.3
LICENSEE is hereby granted by LICENSOR a right of first refusal applicable to any exclusive option or exclusive license that LICENSOR elects to offer with respect to the Technology, Know-how and/or the Patents in connection with any products, practice of the processes, and offer of the services under the Technology, the Know-how and/or the Patents outside of the licensed Field. With respect to any such option or license offered by LICENSOR, the LICENSEE’s right of first refusal shall expire sixty days after the LICENSEE receives the offered terms from LICENSOR. During reasonable business hours, LICENSOR shall provide the LICENSEE with any information requested by the LICENSEE, including access to personnel, in connection with the LICENSEE’s due diligence investigation in deciding whether to exercise any such right of first refusal hereunder. In addition, any commercial non-exclusive option or license that LICENSOR elects to offer with respect to the Technology, Know-how and/or the Patents in connection with any such products, practice of the processes, and offer of the services under the Technology, the Know-how and/or the Patents outside the licensed Field shall be offered to LICENSEE simultaneously and under identical terms with the offer to any third party.

2.4
The exclusive licenses specified in Paragraphs 2.1 and 2.3 may be subject to certain rights of the Government if the Technology, Know-how, and/or the Patents were created or invented in the course of Government-funded research. Such rights may include for example a royalty-free license to the Government and the requirement that any Product produced for sale in the United States will be manufactured substantially in the United States. LICENSOR agrees that in the event the Government exercises its right to obtain a royalty-free license from LICENSOR, then the parties will be obligated to exercise their best efforts to renegotiate, in good faith, the royalties and other amounts payable to LICENSOR pursuant to this Agreement to achieve an arrangement more favorable to the LICENSEE after giving full consideration to the actual or potential impact of the grant to the Government of such license. In such an event, LICENSOR further agrees that the LICENSEE will not be in breach of this Agreement in the event that it withholds payment of the royalties and other amounts which may be due hereunder pending the parties’ negotiations to amend the royalty requirements of this Agreement.

2.5
This Agreement shall not be construed as implying that either Party hereto shall have the right to use Background Intellectual Property of the other in connection with this Agreement or otherwise, except as expressly stated herein. “Background Intellectual Property” means property and the legal right therein of either or both parties developed before or independent of, but during term of, this Agreement including inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets and any information embodying proprietary data such as technical data and computer software and all derivatives thereof (other than Project Intellectual Property, as defined below). Except for the rights expressly granted by one Party to the other hereunder, no license, interest or right in, or title to, a Party’s Background Intellectual Property, or any intellectual property rights therein or associated therewith, shall be deemed to have been granted, vested in or transferred to the other Party under the terms of the Agreement and no such rights shall be construed by estoppel. All title to and ownership of a Party’s Background Intellectual Property (and the intellectual property rights therein or associated therewith) remain with such Party.

2.6
Unless otherwise agreed in writing, legal rights relating to Project Intellectual Property shall be owned by the Party whose employees make or generate the Project Intellectual Property as supported by documentary evidence. Jointly made or generated Project Intellectual Property shall be jointly owned by the Parties unless otherwise agreed in writing. Jointly owned Project Intellectual Property shall be subject to exploitation by either without consent or obligation of other. “Project Intellectual Property” means the inventions, patent applications, patents, copyrights, trademarks, mask works, trade secrets, and any other potentially legally protectable information, including computer software, first made or generated during the performance of this Agreement. Any revenues and profits resulting from the practice, licensing, or exploitation of Project Intellectual Property pursuant to this Agreement shall be allocated between the LICENSEE and LICENSOR in accordance with this Agreement. The Parties agree to disclose Project Intellectual Property to each other, in writing subject to the non-disclosure and confidentiality obligations herein. The Parties acknowledge that they will make this disclosure to each other within three (3) months after their respective inventor(s) first disclose the invention in writing to the person(s) responsible for patent matters of the disclosing party.

ARTICLE 3 - R&D PERFORMANCE & MARKETING

3.1
LICENSEE shall use reasonable efforts to introduce Products and Processes into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment. Thereafter, LICENSEE shall endeavor to keep Products and Processes reasonably available to the public during the remainder of the Term.

3.2
LICENSOR shall have the right to terminate or render this license nonexclusive at any time after three (3) years from the Effective Date if LICENSEE: (a) has not put the Technology into commercial use in the Territory, directly or through a sublicense or (b) is not demonstrably engaged in a research, development, manufacturing, marketing or sublicensing program, as appropriate, directed toward this end. LICENSOR shall, prior to exercising any right under this Section 3.2, provide the LICENSEE with at least thirty (30) days written notice of its intention to exercise any rights hereunder and deliver a second written notice to the LICENSEE after the expiration of such thirty (30) day notice period in the event that LICENSOR determines to exercise its rights hereunder in the event that the LICENSEE has failed to either cure the claimed default or to take substantial steps towards curing such default during the thirty (30) day notice period.

3.3
LICENSOR agrees promptly after the Effective Date of this Agreement to deliver and to disclose to duly authorized representatives of LICENSEE, (i) all Know-how and proprietary technical data, methods, processes, including the technology, and other information and specifications relating to the Know-How and (ii) copies of all patent prosecution documents concerning the Patents and Technology, and any other documents relevant to the Technology and Know-how that have not been provided to LICENSEE as of such date.

ARTICLE 4 - PATENTS AND PATENT COSTS

4.1	LICENSOR shall retain title to the Technology, Know-how, and the Patents.

4.2
LICENSOR shall file, prosecute, and maintain Patents in the United States and in any other countries designated by LICENSEE at LICENSEE’s expense. LICENSOR and LICENSEE shall jointly control, including selection of outside counsel and consultants, all pending and future preparation, filing, prosecution and maintenance of Patents, for which LICENSEE shall reimburse LICENSOR for any and all future out of pocket expenses (e.g., outside attorney fees, patent office registration and renewal costs etc.) relating to such.

4.3
LICENSEE agrees promptly to reimburse LICENSOR for its outside legal costs incurred under Paragraph 4.2 within thirty (30) days after the receipt of invoices from LICENSOR. Late payment shall be subject to interest charges of one and one-half percent (1½ %) per month. Such reimbursement payments by LICENSEE of costs incurred by LICENSOR under Paragraph 4.2 shall be creditable against up to 50% of the royalties that are due from LICENSEE to LICENSOR under Article 6 during the same calendar year in which such reimbursements are due.

4.4
Failure of LICENSEE to pay the amounts required under Paragraph 4.3 within ninety (90) days after the receipt of invoices from LICENSOR shall constitute a default by LICENSEE under this Agreement, and entitle LICENSOR to exercise its rights to terminate this Agreement, including the provision of notice and the LICENSEE’s right to cure, under Article 13.

4.5
Nothing in this Agreement shall prevent LICENSOR from seeking patents on the Technology in countries other than those designated by LICENSEE; provided, however, that LICENSOR has first notified the LICENSEE of its intention to seek such additional patents and provided the LICENSEE with a reasonable opportunity to join in prosecution of such additional patents pursuant to Section 4.2. In the event the LICENSEE declines to pursue such patent prosecution, it may be filed, prosecuted and maintained at LICENSOR’s sole expense, and shall be free of any obligations to LICENSEE under this Agreement.

ARTICLE 5 - PUBLICATION RIGHTS

5.1
Subject to obtaining the prior written consent of the LICENSEE, which shall not be unreasonably withheld, LICENSOR reserves the right to publish or present the results of its research on the Technology.

ARTICLE 6 - PAYMENTS AND ROYALTIES

6.1	LICENSEE agrees to pay to LICENSOR a non-refundable initial fee of Ten Thousand United States Dollars ($10,000.00) within ten business days from the execution of this License Agreement.

6.2	(a)
During the Term of this Agreement, the LICENSEE shall pay to LICENSOR a royalty of five percent (5.0%) of Adjusted Gross Sales. Where a Product or Process is not sold, but is otherwise disposed of for commercial value, Adjusted Gross Sales for the purpose of computing royalties shall be the Adjusted Gross Sales price at which Products or Processes of similar kind and quality, sold in similar quantities, are currently being offered for sale by LICENSEE. Where such Products and Processes are not currently being separately offered for sale by LICENSEE, but are offered in connection with other products or processes, Adjusted Gross Sales shall be LICENSEE’s cost of manufacture, determined by LICENSEE’s customary accounting procedures, increased by 100%.

(b)	During the Term, LICENSEE shall pay to LICENSOR a royalty of five percent (5.0%) of Adjusted Gross Sales of any SubLICENSEE.

6.3
Beginning in calendar year 2008, LICENSEE agrees to pay LICENSOR an annual minimum payment as shown in the table below. Should the actual royalties paid under Paragraph 6.2 fall short of this minimum amount, LICENSEE shall pay LICENSOR the difference when the royalty payment for the last calendar quarter of such calendar year is due in accordance with Paragraph 6.4.

Year	Minimum Payment
2008-2012	$10,000.00
2013-2017	$20,000.00
2018-2022	$25,000.00
2023-termination	$30,000.00

6.4
During any fiscal year during the Term, LICENSEE shall deliver to LICENSOR within forty-five (45) days after the end of each of its first three calendar quarters and within ninety (90) days following the end of its fiscal year:

(a)
A written report showing all figures necessary to compute Adjusted Gross Sales and LICENSEE’s computation of all remuneration to LICENSOR due under this Agreement for such calendar quarter, accompanied by a check in full payment of the remuneration due. Adjusted Gross Sales shall be segmented in each such report on a country-by-country basis, including the rates of exchange used for conversion to USA Dollars from the currency in which such sales were made.

(b)
For any Adjusted Gross Sales which are made in a currency other than U.S. dollars, the amount of such sales shall be converted to U.S. Dollars using the currency exchange rates set forth in The Wall Street Journal on the last day of the calendar quarter.

(c)
All payments due shall be made in U.S. dollars without deduction for taxes, assessments, or other charges of any kind which may be imposed on LICENSEE by the government of the country where the transactions occur or any political subdivision thereof with respect to any amounts payable to LICENSOR pursuant to this Agreement, and such taxes, assessments, or other charges shall be assumed by LICENSEE.

(d)	Late payments shall be subject to an interest charge of one and one-half percent (1½%) per month.

6.5
LICENSEE shall keep for a period of three (3) years following the year to which such records relate, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify the remuneration payable to LICENSOR hereunder. During the Term and for a period of two (2) years following its termination or expiration, LICENSOR shall have the right, upon reasonable prior written notice, to audit, or have an agent, accountant or other representative, audit such books, records and supporting data upon fifteen (15) days notice. All information subject to such audit shall be deemed Confidential Information and treated in accordance with the provisions of Section 10. Any audit shall be at LICENSOR’s expense, except that LICENSEE shall reimburse LICENSOR for the cost of the audit in the event that the audit establishes an underpayment of ten percent (10%) or more of the amount due.

ARTICLE 7 - RESERVED

ARTICLE 8 - DILIGENCE

8.1
LICENSEE shall deliver to LICENSOR within one hundred twenty (120) days after the end of fiscal 2007 and 2008, a report describing LICENSEE’s progress toward meeting its objectives together with an updated version of its business plan.

ARTICLE 9 - INFRINGEMENT

9.1
Each party shall promptly report in writing to the other party during the Term any infringement or suspected infringement of any Patent, or unauthorized use or misappropriation of the Technology or Know-how by a third party of which it becomes aware, and shall provide the other party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

9.2
LICENSEE shall have the right to initiate an infringement suit or other appropriate action against any third party who at any time has infringed or is suspected of infringing any of the Patents or of using without proper authorization all or any portion of the Technology or Know-how. LICENSEE shall give LICENSOR sufficient advance written notice of its intent to initiate such action and the reasons therefor, and shall provide LICENSOR with an opportunity to make suggestions and comments regarding such action. LICENSEE shall keep LICENSOR promptly informed of the status of any such action. LICENSEE shall pay all expenses of such action. LICENSOR shall offer reasonable assistance to LICENSEE in connection therewith at no charge to LICENSEE except for reimbursement of reasonable out-of-pocket expenses. Recoveries, reimbursements, damages, profits or awards from such action shall first be applied to reimburse LICENSEE and LICENSOR for litigation costs. Any remaining recoveries, reimbursements, damages, profits or awards of whatever nature shall be treated as Adjusted Gross Sales under this Agreement.

9.3
In the event that LICENSOR is a legally indispensable party to an infringement suit or other action as described in Paragraph 9.2, LICENSOR may join the action as a co-plaintiff. LICENSEE shall reimburse LICENSOR for any reasonable costs it incurs as a party to any action brought by LICENSEE or its subLICENSEE, irrespective of whether LICENSOR shall become a co-plaintiff.

9.4
In the event that LICENSEE does not within six (6) months from first determining that an actual infringement of the Technology is likely to exist, (a) secure cessation of the infringement, or (b) initiate suit against the infringer, LICENSOR shall thereafter have the right to take action against the infringer at LICENSOR’s own expense. LICENSEE shall offer reasonable assistance to LICENSOR in connection with such action at no charge to LICENSOR except for the reimbursement of reasonable out-of-pocket expenses. Any damages, profits or awards of whatever nature recovered from such action shall belong solely to LICENSOR.

ARTICLE 10 - CONFIDENTIALITY

10.1
In connection with this Agreement, it is acknowledged that each party may disclose its confidential and proprietary information to the other party. Any such information that is first disclosed in writing, or if first disclosed orally is later transmitted in written form, and is labeled as “Confidential” is referred to herein as “Confidential Information.” No ownership or other rights or interests in Confidential Information shall be transferred or otherwise affected by its disclosure to the other Party.

10.2
Each party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose or otherwise communicate such Confidential Information to others, or use it for any purpose except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants or agents.

10.3
Each Party may disclose Confidential Information of the other Party to its legal or financial advisors and to those employees, directors or consultants that have a need to know such Confidential Information, provided such persons are bound by confidentiality restrictions substantially similar to those set forth herein. Each Party shall be responsible for compliance with the confidentiality, use and other terms of this Article by (a) such Party itself and its Affiliates, subLICENSEEs, contractors and consultants (including third-party clinicians), and (b) each of the foregoing persons’ respective personnel, agents and representatives, as well as (c) any other persons to whom such Party directly or indirectly makes available, discloses or provides any Confidential Information of the other Party in accordance with this Section 10.3. Each Party shall take appropriate action, whether by instruction, agreement or otherwise, to ensure the protection, confidentiality and security of such Confidential Information.

10.4
The obligations set forth in this Article 10 shall remain in force during and shall survive the entry into and expiration or earlier termination of this Agreement for any reason. Failure on the part of the a receiving party to abide by this section or Article 10 shall cause the disclosing party irreparable harm for which damages will not be an adequate remedy at law. Accordingly, the disclosing party shall have the right to seek injunctive relief to prevent any threatened or actual violations of this section in addition to whatever remedies it may have at law. Receiving party expressly waives the defense that a remedy in damages will be adequate.

10.5	The provisions of this Article 10 shall not apply to any Confidential Information disclosed hereunder which:

(a)	Was lawfully disclosed to the recipient by an independent third party rightfully in possession of the Confidential Information; or

(b)	Has been published or is generally known to the public in accordance with Article 5 or otherwise through no fault or omission by any of the parties; or

(c)
Was independently known to the recipient prior to receipt from the disclosing party without confidentiality restriction, or was independently developed by the recipient without reference to the disclosing party’s Confidential Information, in either case, as is demonstrably documented in written records of the recipient; or

(d)
Is required to be disclosed by either party to comply with court orders or applicable laws (including the disclosure obligations of the LICENSEE pursuant to the Securities Exchange Act of 1934, as amended), to defend or prosecute litigation or to comply with governmental regulations; provided, however, that such party gives the other party prompt notice of such requirement so as to enable to take steps to protect its Confidential Information and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

ARTICLE 11 - WARRANTY DISCLAIMER; LIMITATION ON LIABILITY

11.1	Nothing in this Agreement shall be construed as:

(a)	A warranty or representation by LICENSOR as to the validity or scope of any Patent;

(b)
A warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and/or trademarks of third parties, except as set forth herein;

(c)	An obligation of LICENSOR to bring or prosecute actions or suits against third parties for infringement;

(d)	Conferring rights to use in advertising, publicity or otherwise any trademark or the name of LICENSOR; or

(e)
Granting by implication, estoppel or otherwise any licenses under patents of LICENSOR other than the licenses granted under Section 2 hereof, regardless of whether such other patents are dominant of or subordinate to any Patent.

11.2	LICENSOR hereby represents and warrants that:

(a) Ownership. LICENSOR has exclusive legal right, power and ability, and throughout the term of this Agreement, will continue to have exclusive legal right, power and ability, to grant and authorize any access to, possession and use of and to license to the Technology, Know-how and Patents, free and clear of all liens, charges and encumbrances, and of any rights of third parties and without violating any applicable law, regulation, agreement or obligation.

(b) Right to License. LICENSOR has the full, unrestricted right, power and authority to enter into and perform this Agreement and license to LICENSEE the Technology, Know-how and Patents, including, but not limited to, the right to grant and authorize LICENSEE to grant sublicenses thereunder. LICENSOR shall retain such full, unrestricted right, power, and authority throughout the term of this Agreement and shall not grant or otherwise cause to be granted to any person other than LICENSEE any license or rights that are inconsistent with, derogate from or reduce the licenses or rights granted to LICENSEE under this Agreement.

(c) Knowledge of Infringement. To the best of LICENSOR’s knowledge, as of the Effective Date of this Agreement: (i) none of the Technology, Know-how and Patents, the making, use, sale, offer for sale, import, and other exploitation of the Technology, Know-how and Patents, or the exercise of any rights granted in the Agreement under the Technology, Know-how and Patents, infringes upon or misappropriates the intellectual property or proprietary or other rights of any other person or entity, and no such person or entity has alleged any such infringement, and LICENSOR is not aware of any basis for any claim thereof; and (ii) there is no infringement of any of the Technology, Know-how or Patents.

(d) Knowledge of Invalidity. As of the Effective Date of this Agreement, none of the Technology, Know-how and Patents is subject to any litigation or proceedings, and LICENSOR has no knowledge of any threat of such litigation or proceeding or of facts that would likely be the basis for instituting any such litigation or proceeding. LICENSOR has no reason to believe that any of the Technology, Know-how and Patents will be invalid, unenforceable or will fail to issue, or that the claims of Patent will be materially limited or restricted beyond the presently pending claims.

(e) Due Diligence. LICENSOR has not knowingly failed to provide to LICENSEE any documents or information or access to sufficient data and information to conduct a reasonable fully informed evaluation of the Technology, Know-how and Patents, and has not, in connection with the Parties’ entry into this Agreement communicated or otherwise provided to LICENSEE any statement of material fact, or failed to communicate or provide to LICENSEE any fact, the communication or omission of which is or was, as of the Effective Date, known, or upon reasonable inquiry should have been known, by LICENSOR to be false, misleading or deceptive in any material respect, including any information set forth in this Agreement.

11.3
Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION OF PRODUCTS, PROCESSES, OR SERVICES INCORPORATING OR MADE BY USE OF THE TECHNOLOGY, KNOW-HOW, OR PATENTS LICENSED UNDER THIS AGREEMENT OR INFORMATION, IF ANY, FURNISHED UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SUCH TECHNOLOGY, KNOW-HOW, PATENTS AND INFORMATION ARE PROVIDED AS IS, WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

11.4
EXCEPT AS PROVIDED IN SECTION 11.6, BELOW, NEITHER PARTY ASSUMES ANY LIABILITY UNDER THIS AGREEMENT FOR ACTUAL MONETARY DAMAGES IN EXCESS OF THE AGGREGATE ROYALTY PAYMENTS MADE BY LICENSEE TO LICENSOR DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF ASSERTION OF A FIRST CLAIM BY A PARTY OR $50,000, WHICHEVER IS GREATER. EXCEPT AS PROVIDED IN SECTION 11.6, BELOW, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF DATA, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM THE USE OF THE PATENTS OR KNOW HOW OR OTHERWISE ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THIS LIMITATION WILL APPLY EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.5
The preceding Section 11.4 shall not apply to (a) a material breach by a Party of Article 10 (Confidentiality), or (b) damages, losses and claims arising out of a Party’s willful misconduct or fraud, or (c) a Party’s indemnification obligations under Article 14. The Parties acknowledge that these Limitations of Liability, as expressed in Sections 11.4 and 11.5 have been separately negotiated, are a material inducement to the Parties entering into this Agreement on the terms provided herein and shall be enforceable regardless of whether any remedy provided for fails of its essential purpose.

ARTICLE 12 - NOTICES

12.1	Communications to LICENSEE concerning this Agreement should be addressed to:

Dr. Ted Wong
President
Nanosensors, Inc.
1800 Wyatt Drive, Suite 2
Santa Clara, CA 95054
FAX: (408) 855-0079
Email: tlwongusa@yahoo.com

12.2	Communications to LICENSOR concerning this Agreement should be addressed to:

POSTECH
Office for Technology Licensing
Pohang University of Science and Technology (POSTECH)
San31, Nam-Gu, Hyoja-Dong
Pohang, Gyungbook, South Korea 790-784
FAX: +82-54-279-8798

Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile (with confirmed receipt and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein) during the addressee’s normal business on a business day, (ii) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third business day following the date of mailing, if sent by mail.

ARTICLE 13 - TERMINATION

13.1
LICENSEE may terminate this Agreement at any time by providing three month’s written notice to LICENSOR. Upon termination a final report shall be submitted to LICENSOR, and any royalty payments and unreimbursed patent expenses due to LICENSOR shall become immediately payable.

13.2
In the event that LICENSOR shall be in default of any of its obligations hereunder, the LICENSEE may, at its sole option terminate this Agreement by providing written notice to LICENSOR specifying the nature of the default. Termination under these circumstances shall be effective thirty (30) days following receipt of said notice by LICENSOR, unless LICENSOR cures said default prior to the expiration of said thirty (30) day period.

13.3
In the event that LICENSEE shall be in material default of any of its obligations hereunder, LICENSOR may at its sole option: (a) terminate this Agreement or (b) convert the exclusive license hereunder to a non-exclusive license. LICENSOR shall exercise either of these options by providing written notice to LICENSEE specifying the nature of the default including the amount of royalties then due, if any. Termination under these circumstances shall be effective thirty (30) days following receipt of said notice by LICENSEE, unless LICENSEE cures said default, or has taken substantial steps to cure such default, and makes payment of all monies due plus interest, if any, prior to the expiration of said thirty (30) day period.

13.4	Upon termination, LICENSEE shall provide LICENSOR with:

(a)	The right to access any regulatory information filed with any US or foreign government agency with respect to the Technology, Know-How or Patents; and

(b)
If LICENSEE has filed patent applications or obtained patents which represent a modification or improvement within the scope of the claims contained in the Patents, LICENSEE agrees upon request to enter into good faith negotiations with LICENSOR or its future LICENSEE(s) for the purpose of granting licensing rights to said modifications or improvements in timely fashion and under commercially reasonable terms.

13.6
Upon any termination of this Agreement or conversion to a non-exclusive license under Paragraph 13.3, neither party shall be relieved of any obligations incurred prior to such termination or conversion, and the obligations of the parties under any provisions which by their nature are intended to survive any such termination or conversion shall survive and continue to be enforceable. Upon the expiration (but not in the event of premature termination) of the Agreement, LICENSEE shall have a perpetual, royalty free, fully paid-up, non-exclusive license under any Know-How to make, have made, use, sell, offer for and sale the Products, Processes and Services after such expiration.

13.7
In the event (i) that a court of competent jurisdiction determines that the LICENSEE is insolvent, such that its liabilities exceed the fair market value of its assets, (ii) the LICENSEE shall make an assignment for the benefit of creditors, or (iii) of the filing of a petition for relief in bankruptcy by the LICENSEE on its own behalf, or the filing of any such petition against the LICENSEE if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, LICENSOR shall have the right to terminate this entire Agreement immediately upon giving LICENSEE written notice of such termination.

13.8
Any sublicenses granted by LICENSEE under this Agreement shall provide for assignment to LICENSOR of LICENSEE’s interest therein upon termination of this Agreement, solely as it may relate to the Technology, Know-how or Patents and not to any other interest therein of the LICENSEE.

ARTICLE 14 - INDEMNIFICATION

14.1
LICENSEE agrees to defend LICENSOR at LICENSEE’s cost and expense, and will indemnify and hold harmless LICENSOR and its trustees, officers, faculty, professional staff, employees, and agents and their respective successors, heirs and assigns (the “LICENSOR Indemnitees”) from and against any and all claims, losses, costs, damages, fees (including attorneys fees) or expenses arising out of or in connection with (i) the manufacture, use, commercialization, marketing or sale by LICENSEE of any Product, Process, or Service hereunder (including but not limited to any product liability claims, whether brought as a tort, breach of warranty or strict liability cause of action) and (ii) any breach by LICENSEE of a material term of this Agreement. Notwithstanding the foregoing, the LICENSEE’s indemnification obligations hereunder shall not apply to any claim or action alleging that the Technology, Know-How or Patent infringes the intellectual property rights of a third-party if such infringement would exist even without the actions of the LICENSEE under this Agreement, in which event LICENSOR shall defend and indemnify the LICENSEE in accordance with the provisions of Section 14.2 hereof. LICENSEE agrees, at its own expense, to provide attorneys reasonably, acceptable to LICENSOR to defend against any actions brought or filed against any LICENSOR Indemnitee with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

14.2
LICENSOR agrees to defend LICENSEE at LICENSOR’s cost and expense, and will indemnify and hold harmless LICENSEE and the LICENSEE’s Affiliates, directors, officers, agents and personnel and their respective successors, heirs and assigns (the “LICENSEE Indemnitees”) from and against any and all claims, losses, costs, damages, fees (including attorneys fees) or expenses arising out of or in connection with (i) a claim that the Technology, Know-how or Patents infringes the intellectual property rights of a third-party and (ii) any breach by LICENSOR of a material term of this Agreement. Notwithstanding the foregoing, LICENSOR’s indemnification obligations hereunder shall not apply to any claim or action contemplated by Section 14.2(i) to the extent that such claim arises directly from the LICENSEE’s manufacture, use, commercialization, marketing or sale of any Product, Process, or Service hereunder, in which event the LICENSEE shall defend and indemnify LICENSOR in accordance with the provisions of Section 14.1 hereof. LICENSOR agrees, at its own expense, to provide attorneys reasonably, acceptable to LICENSEE to defend against any actions brought or filed against any LICENSEE Indemnitee with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

14.3
If such an infringement claim is made, the party providing indemnity hereunder may, at its own expense, exercise any of the following remedies that is reasonably and commercially practicable: (1) obtain for the other party the right to continue to use, the Technology consistent with the Agreement; (2) modify the Technology so it is non-infringing and in compliance with this Agreement; or (3) replace the Technology with non-infringing technology that is compliant with this Agreement.

14.4
The indemnification obligations hereunder are contingent upon the indemnified party (a) giving prompt written notice of any claim for which indemnification is sought to the indemnifying party; (b) granting sole control of the defense or settlement of the claim or action to the indemnifying party (except that the indemnified party’s prior written approval will be required for any settlement that reasonably can be expected to require a material affirmative obligation of or result in any ongoing material liability to the indemnified party); and (c) providing reasonable cooperation to the indemnifying party and, at the indemnifying party’s request and expense, assistance in the defense or settlement of the claim. Notwithstanding the foregoing, the indemnification obligations hereunder shall not be relieved hereunder for failure to do the foregoing, or delay with so doing, unless the indemnifying party is prejudiced thereby. In addition, the indemnified party may, at its own expense, participate in its defense of any claim.

ARTICLE 15 - INSURANCE REQUIREMENTS

15.1
Beginning at such time as LICENSEE begins to exercise the rights it has been granted pursuant to Article 2, LICENSEE shall at its sole cost and expense procure and maintain commercial general liability insurance in amounts not less than one million U.S. Dollars ($1,000,000) per incident and $1,000,000 annual aggregate, and naming the Indemnitees as additional insureds. Such general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for LICENSEE’s indemnification obligations under this Agreement. The LICENSEE shall also maintain worker’s compensation coverage consistent with statutory requirements. Such insurance shall be carried with companies rated “A” or better by A. M. Best or a self-insurance program reasonably acceptable to LICENSOR. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification obligations under this Agreement.

15.2
LICENSEE shall provide LICENSOR with written evidence of such insurance upon request of LICENSOR. LICENSEE shall provide LICENSOR with written notice at least 30 days prior to the cancellation, non-renewal or material adverse change in such insurance. If LICENSEE or its subLICENSEE, Affiliate or agent does not obtain replacement insurance providing comparable coverage within a period of 60 days following any such cancellation, non-renewal or material adverse change, LICENSOR shall have the right to terminate this Agreement effective at the end of such 60 day period upon written notice to the LICENSEE.

15.3
LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Product, Process or Service incorporating the Technology, Know-How or Patents continues to be commercially distributed or sold by LICENSEE or by a subLICENSEE, or an Affiliate or agent of LICENSEE and (ii) for a reasonable period thereafter, which in no event shall be less than five (5) years.

ARTICLE 16 - MISCELLANEOUS

16.1
LICENSEE shall not use or refer to LICENSOR, any LICENSOR trademarks, or any LICENSOR employees or departments in any advertisement, sales material, website, or any other form of publicity without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld.

16.2
This exclusive license Agreement is personal as to LICENSEE, and neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by either party without the prior written consent of the other party.

16.3
It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including inter alia the Arms Export Control Act, as amended and the Export Administration Act of 1979 as amended), and that its obligations hereunder are contingent on compliance with all applicable United States export laws and regulations. The transfer of certain technical data and/or commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents nor warrants that a license shall not be required nor that, if required, it shall be issued. In any event, LICENSEE specifically agrees not to export or re-export any information and/or technical data and/or products in violation of any applicable USA laws and/or regulations.

16.4
This Agreement shall be construed under and interpreted under the laws of the State of California, USA, except that questions affecting the construction and effect of any Patent or copyrights shall be determined by the national law of the country in which the Patent or copyrights have been granted.

16.5	All written communications under this Agreement shall be in the English language.

16.6
In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, government regulation or the like, such party shall give notice to the other party in writing promptly, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

16.7
The waiver by either party of a breach or default of any provisions of this Agreement by the other party must be in written form and signed by both parties, and shall not be construed as a waiver of any succeeding breach of the same or any other provision. No failure or delay by either Party to require the other to perform strictly in accordance with the terms hereof shall preclude that Party from requiring performance by the other at any later time.

16.8	This Agreement contains the full understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto.

16.9
This Agreement may only be amended in a writing executed by an authorized signatory for each party. The parties agree that any photocopied or electronically produced copy of this fully executed original Agreement shall have the same legal force and effect as a copy of the Agreement that has the original signatures. The parties also agree that this Agreement may be executed in two counterparts, which together shall constitute one original version of this Agreement.

16.10
Each Party shall bear its own costs and expenses incurred in the performance of its obligations hereunder without charge or expense to the other except as otherwise expressly provided in this Agreement. The Parties are and shall remain independent contractors, and nothing in this Agreement shall be construed to establish any joint venture, franchise, or relationship of partnership, employment or agency between the Parties. No fiduciary or quasi-fiduciary relationship does or shall exist between the Parties by reason of or in connection with this Agreement, in whole or in part, and each of the Parties hereby irrevocably waives any and all claims and causes of action against the other for the breach of any fiduciary or quasi-fiduciary duty arising out of or in connection with this Agreement.

16.11
If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

16.12
Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary, or as the other Party may reasonably request, in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their properly and duly authorized officers or representatives as of the Effective Date.

LICENSOR:
POSTECH

P. G. Suh
Signature

Pann-Ghill SUH
Printed Name
PRESIDENT POSTECH A. I. F
Title
August, 7, 2006
Date

LICENSEE:
Nanosensors, Inc.

/s/ Ted Wong
Signature

Ted Wong
Printed Name

Title

Date

INVENTOR

Signature

Hee Cheul Choi
Printed Name
Professor
Title
August, 7 2006
Date

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